EXHIBIT 4

                                                        CONTACT:  Ross M. Patten
                                                                   CEO, Chairman
                                                                  (713) 369-1700
                                             FOR IMMEDIATE RELEASE:  MAY 3, 1999


                  SYNAGRO ANNOUNCES SIGNIFICANT ACQUISITION

HOUSTON, TEXAS, May 3, 1999 --- Synagro Technologies, Inc. (NASDAQ SmallCap:
SYGR), the leading national organic residuals management company, today announced the completion of the acquisition of AMSCO, Inc., Synagro's most significant to date. AMSCO is the leading provider of residuals management, recycling, and land application services in the Southeastern United States. This acquisition will add approximately $12 million in annual revenues, considerably enhance Synagro's profitability, and will be immediately accretive to Synagro's earnings per share. Randall Tuttle, AMSCO's President, will join Synagro as a Regional Vice President responsible for all of the Company's operations in the Southeast. AMSCO's Chairman, B.E. Tuttle, will join Synagro's Western Region with responsibilities in the areas of business development and operations consulting. Other terms of the transaction were not disclosed.

AMSCO currently manages more biosolids than any other company in the Southeast market, with operations in North Carolina, South Carolina, Virginia, Tennessee, Georgia, and Alabama. In addition to having one of the largest client bases in this region, AMSCO has a very high customer retention rate, renewing 98% of its contracts over its 18-year history. Substantially all of AMSCO's revenues are under multi-year contracts with both municipal and industrial generators. These revenues have grown at a 25% compounded annual rate since 1986.

"We at AMSCO are very excited about joining Synagro and continuing our delivery of innovative client-partnered residuals management solutions in the fast-growing Southeast market. With EWR and the other members of Synagro Southeast, we look forward to providing our valued clients with the most comprehensive offering of services available in our industry," stated Randall Tuttle.

Synagro's Chief Executive Officer, Ross M. Patten, stated that "Synagro's acquisition of AMSCO both strengthens our presence in the Southeast, the largest beneficial reuse region in the country, and illustrates the type of quality growing businesses that are joining the Synagro family. Our consolidation of AMSCO and EWR puts together two great management teams and provides a significant opportunity for tuck-in related synergies."

Mr. Patten also confirmed that Synagro's 1999 aggressive growth plan remains on track, noting that "pro forma revenues have increased year-to-date more than 30%, while pro forma operating cash flows have increased more than 60%."

                               Exhibit 4 - Page 1

Synagro is the fastest growing company focused exclusively on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                              Exhibit 4 - Page 2